Exhibit 99.1

FOR IMMEDIATE RELEASE

BioCardia Enters Agreement with BlueRock Therapeutics to Provide Enabling Catheter

Biotherapeutic Delivery Product Candidates for BlueRock’s Cell Therapy to Treat Heart Failure

SUNNYVALE, Calif. – August 24, 2022 – BioCardia®, Inc. (Nasdaq: BCDA), today announced that it has entered into an agreement with BlueRock Therapeutics LP for the delivery of BlueRock’s cell therapy product candidates for the treatment of heart failure utilizing BioCardia’s minimally invasive biotherapeutic delivery product candidates.

“We look forward to working with BlueRock to deliver their therapeutic candidates locally to the heart. Our having a role in their world class well-funded development effort is aligned with our mission to develop and enhance therapies to treat cardiovascular and pulmonary disease.” said Peter Altman, President, and CEO of BioCardia. “Our efforts under this agreement have potential to benefit BlueRock’s cardiovascular programs, which could ultimately benefit patients with cardiovascular disease and their families.”

Under the terms of the agreement, BioCardia will receive a sizable up-front payment, a portion of which is creditable for biotherapeutic delivery products and support services. The agreement has an option to negotiate for a non-exclusive world-wide license to BioCardia biotherapeutic delivery product candidates for certain cell types for cardiac indications and is time limited.

About BioCardia®

BioCardia, Inc., headquartered in Sunnyvale, California, is developing cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP™ autologous and NK1R+ allogeneic cell therapies are the Company’s biotherapeutic platforms that enable four product candidates in development. The CardiAMP Cell Therapy Heart Failure Trial investigational product has been granted Breakthrough designation by the FDA, has CMS reimbursement, and is supported financially by the Maryland Stem Cell Research Fund. The CardiAMP Chronic Myocardial Ischemia Trial also has CMS Reimbursement.  BioCardia also partners with other biotherapeutic companies to provide its delivery systems and development support to their programs studying therapies for the treatment of heart failure, chronic myocardial ischemia and acute myocardial infarction. For more information visit: www.BioCardia.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, performance of our delivery systems, success of the collaboration, and payments to be received from the collaboration agreement described. These forward-looking statements are made as of the date of this press release.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 29, 2022, under the caption titled “Risk Factors.” BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Media Contact:
Anne Laluc, Marketing
Email: alaluc@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120